                          SCHEDULE 14A INFORMATION
                          ------------------------

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to []240.14a-11(c) or []240.14a-12

MERCURY INTERACTIVE CORPORATION
-------------------------------
(Name of Registrant as specified in its charter)

----------------------
(Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:____________
(2) Aggregate number of securities to which transaction applies: ____________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _____________ (See forth the amount on which the filing fee is calculated and state how it was determined):

     ____________________________
(4)  Proposed maximum aggregate value of transaction:

     ____________________________


(5)  Total fee paid:

     ____________________________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  _____________________________________
(2)  Form, Schedule or Registration Statement No.:  _______________
(3)  Filing Party:  _______________________________________________
(4)  Date Filed:  _________________________________________________

November 15, 1999

Dear Stockholder:

Mercury Interactive has had an exciting year to date in 1999. We have experienced significant growth in our testing business and announced our entrance into a new market, application performance management. For the first three quarters of fiscal 1999, Mercury Interactive's total revenue has increased almost 60 percent to $127.6 million compared to $80 million in the same period in 1998. Also, for the nine months ended September 30, 1999, our net income increased more than 77 percent to $22.1 million. Our market capitalization has increased substantially since the end of 1998.

We owe our success to the efforts of our employees. It is crucial to the company to attract and retain the best available personnel in a highly competitive environment. Therefore, we are seeking your support on our proposal for the automatic annual replenishment of our option plan at our Special Stockholder's Meeting on December 16, 1999.

After you have had an opportunity to review this information, please feel free to contact me directly at 408-822-5247 or our Director of Investor Relations, Anne Marie McCauley at 408-822-5359. I encourage you to approve this proposal as we continue to focus on stockholder value.

Sincerely,

/s/ Sharlene Abrams
Sharlene Abrams
Chief Financial Officer
Vice President, Finance and Administration

                        MERCURY INTERACTIVE CORPORATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held December 16, 1999

TO THE STOCKHOLDERS OF MERCURY INTERACTIVE CORPORATION:

   NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of MERCURY INTERACTIVE CORPORATION (the "Company"), a Delaware corporation, will be held at 10:00 a.m., local time, on December 16, 1999, at the Company's corporate offices at 1325 Borregas Avenue, Sunnyvale, California 94089, for the following purposes:

  1. To ratify and approve the amendment of the Amended and Restated 1999 Stock Option Plan to automatically increase each year the aggregate number of shares reserved for issuance under the Company's Amended and Restated 1999 Stock Option Plan by 4% of the Common Stock and equivalents outstanding as of January 1 of each year starting in 2000 and ending in 2003.

   To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing item of business is more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on November 1, 1999 are entitled to notice of and to vote at the Special Meeting.

   All stockholders are cordially invited to attend the Special Meeting in person; however, to ensure your representation at the meeting you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                        By Order of the Board of Directors,

                                        /s/ Sharlene Abrams
                                        Sharlene Abrams
                                        Secretary

Sunnyvale, California
November 15, 1999

                        MERCURY INTERACTIVE CORPORATION
                            PROXY STATEMENT FOR THE
                        MERCURY INTERACTIVE CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of MERCURY INTERACTIVE CORPORATION (the "Company") for use at a Special Meeting of Stockholders to be held on December 16, 1999 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Company's corporate offices at 1325 Borregas Avenue, Sunnyvale, California 94089. The telephone number at that location is (408) 822-5200. When proxies are properly dated, executed and returned, the shares they represent will be voted at the meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted "FOR" proposal 1 and at the discretion of the proxyholders, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

   These proxy solicitation materials were first mailed on or about November 15, 1999, to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

   Stockholders of record at the close of business on November 1, 1999 are entitled to notice of and to vote at the meeting. At the record date, 38,393,585 shares of the Company's Common Stock, $0.002 par value, were issued and outstanding. No shares of the Company's Preferred Stock were outstanding.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to MERCURY INTERACTIVE CORPORATION at 1325 Borregas Avenue, Sunnyvale, California 94089, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Special Meeting.

Voting and Solicitation

   On all matters, each share has one vote.

   The cost of soliciting proxies will be borne by the Company. The Company has retained Innisfree M&A, Incorporated to assist in its solicitation of proxies from brokers, nominees, institutions and individuals and estimates that such service will cost not more than $8,500 plus expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. No additional compensation will be paid for such services.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting (the "Votes Cast") with respect to such matter.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

   In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

                                PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 1999 STOCK OPTION PLAN TO INCLUDE AN AUTOMATIC 4% YEARLY INCREASE IN ISSUABLE SHARES UNDER SUCH PLAN

   At the Special Meeting, the stockholders are being asked to approve the amendment of the Amended and Restated 1999 Stock Option Plan (the "1999 Option Plan") which was adopted by the Board of Directors in June 1998 and the stockholders of the Corporation in August 1998. In November 1999, the Board of Directors approved an automatic annual increase in the number of shares reserved for issuance under the 1999 Option Plan as well as approved amendments to such plan to remove the Board of Director's ability to reprice any options granted under the plan with out first receiving stockholder approval. The automatic increase provides that on January 1 of each year beginning in 2000 and ending in 2003, the number of shares reserved and available for grant as part of the number of shares reserved for issuance under the 1999 Option Plan will be increased by a number of shares equal to 4% of the Base Shares (as defined below) calculated as of the last day of the preceding fiscal year. The "Base Shares" to which the 4% factor is applied will equal the sum of (i) the number of shares of the Company's Common Stock outstanding on the last day of the preceding fiscal year and (ii) the number of shares of Common Stock reserved for issuance upon the exercise of options outstanding under all of the Company's option plans as of the last day of the preceding fiscal year. In addition, the number of shares available for grant would also be increased automatically by the amount of any outstanding shares or shares subject to issuance under options that have been forfeited back to the Company under the terms of a grant under the terms of the 1999 Option Plan.

   The 1999 Option Plan will be administered by the Board of Directors, except with respect to grants to executive officers which are administered by the Compensation Committee. Only employees are eligible to receive options granted under the 1999 Option Plan. The Board of Directors has implemented the 1999 Option Plan to replace the Amended and Restated 1989 Stock Option Plan, which pursuant to its terms expired in August 1999. The 1999 Option Plan became effective in August 1999 upon termination of the Amended and Restated 1989 Stock Option Plan and terminates in August 2009. A summary of the principal terms of the 1999 Option Plan is located in Appendix A to this Proxy Statement.

   As of November 1, 1999, options to purchase 145,750 shares of Common Stock were unexercised and outstanding under the 1999 Option Plan. In addition, as of November 1, 1999, options to purchase 5,987,679 shares of Common Stock were unexercised and outstanding under the Amended and Restated 1989 Stock Option Plan and the 1996 Supplement Stock Option Plan. As of November 1, 1999, 2,154,250 shares remain available for future grant under the 1999 Option Plan and no shares remained available for future option grants under the Amended and Restated 1989 Stock Option Plan or the 1996 Supplemental Stock Option Plan. The aggregate market value of the unexercised and outstanding options to purchase 6,133,429 shares of Common Stock under the Amended and Restated 1989 Stock Option Plan, the 1996 Supplemental Stock Option Plan and the 1999 Option Plan at November 1, 1999 was $514,441,357.38 based on a closing price of $83.875 on the Nasdaq National Market on that date. See "Amended and New Plan Benefits" below for certain information with respect to the 1999 Option Plan.

   Due to restrictions imposed by the Internal Revenue Code of 1986, as amended, the number of shares reserved and available for issuance pursuant to incentive stock options under the 1999 Option Plan cannot, without further stockholder approval, exceed 2,300,000 shares of Common Stock plus up to a maximum of 1,900,000 shares of Common Stock annually as a result of the 4% increase (however, such number shall not exceed the actual number of shares by which the pool is increased as a result of the 4% increase) described above if this Proposal No. 1 is approved by the stockholders at the Special Meeting.

   The following example is intended to illustrate the operation of this automatic increase provision. Had the automatic increase been in effect at the beginning of 1999, the amount of shares that would have been added to the number of shares reserved for issuance under the 1999 Option Plan on January 1, 1999 would have been approximately 1,708,262 shares, calculated as set forth below and assuming for purposes of the calculation that this Proposal No. 1 were in effect prior to January 1, 1999. At the end of 1998 (as adjusted for the 2 for 1 stock split which occurred in February 1999) there would have been approximately 42,706,560 Base Shares, consisting of approximately (i) 36,628,784 shares of Common Stock issued and outstanding on December 31, 1998 and (ii) 6,077,776 shares of Common Stock reserved for issuance upon the exercise of options outstanding under all of the Company's option plans as of December 31, 1998. Accordingly, the total number of shares available for issuance under the 1999 Option Plan, 2,300,000, would have been increased by 1,708,262 shares to an aggregate of 4,008,262 shares of Common Stock, all of which would have been available for the grant of incentive stock options under the 1999 Option Plan.

   The Board believes the approval of the 4% automatic annual increase to the number of shares reserved for issuance under the 1999 Option Plan is in the best interests of the Company and its stockholders. First, the Board believes that it needs to have the 1999 Option Plan in place and an adequate reserve of shares for issuance thereunder, in order to enable the Company to compete successfully with other companies to attract and retain valuable employees. The competition for employees has increased greatly and the Company needs the flexibility to be able to respond to its ever increasing number of employees in order to continue to expand its operations. Second, the Board believes that it is appropriate to have a substantial pool of options available for grant in connection with acquisitions that the Company may decide to make from time-to-time. The ability to make such grants enhances the Company's ability to structure attractive offers to potential acquisition targets. The Board further believes that the automatic annual increase mechanism is in the best interests of the Company, as it enables the Company to provide an adequate reserve of shares in amounts determined annually for issuance under the 1999 Option Plan without the need to seek stockholder approval for such increase at each annual meeting.

1999 Option Plan Highlights

  . Under this plan, option grants cannot be repriced without prior stockholder approval.

  . All options granted carry a minimum exercise price of fair market value at grant date.

  .  All options carry a maximum term of 10 years from grant date.

  .  Options may only be granted to employees, not consultants.

Strong Performance by the Company

  . Revenue for 1998 grew to a record $121 million, a 57.8% increase over the prior year.

  . Net income increased three-fold to $21.8 million, or $0.56 per diluted share, as of December 31, 1998.

  . Revenue for the first three quarters of 1999 is $127.6 million, a 59.5% increase over the prior year's first three quarters.

  . Net income for the first three quarters has increased to $22.1 million, a 77.5% increase over the prior year's first three quarters.

  . Mercury Interactive's stock has performed very well in 1999 in relation to both the S&P and its peers and has clearly increased shareholder value.

Vote Required

   The affirmative vote of a majority of the Votes Cast will be required to approve the automatic increase in the number of shares reserved in the pool of shares reserved for issuance under the 1999 Option Plan by 4% of the shares of Common Stock and equivalents outstanding as of January 1 of each year starting in 2000 and ending in 2003.

   The Board of Directors recommends that the stockholders vote "FOR" the automatic 4% increase in the aggregate number of shares to be reserved in the pool of shares issuable each year from 2000 to 2003 under the 1999 Option Plan.

                         AMENDED AND NEW PLAN BENEFITS

   The following table sets forth, as to the Chief Executive Officer and each of the other current most highly compensated executive officers of the Company (the "Named Executive Officers"), all current executive officers as a group, all current directors who are not executive officers as a group and all other employees as a group the following information regarding benefits received or allocated to the persons and groups set forth below for the last completed fiscal year as if the 1999 Option Plan had been in place for such fiscal year:
(i) the market value of the shares of Common Stock underlying such options as of November 1, 1999 based on a closing price of $83.375 on the Nasdaq National Market on that date, minus the exercise price of such shares; and (ii) the number of shares of the Company's Common Stock subject to options granted during the fiscal year ended December 31, 1998 under the 1999 Option Plan.

                                                     1999 StockOption Plan(1)
                                                    --------------------------
                                                                  Number of
                                                                Shares Subject
      Name of Individualor Identity of Group or       Dollar      To Options
                      Position                       Value($)    Granted (#)
      -----------------------------------------     ----------- --------------
   Amnon Landan...................................  $11,495,475     161,340
     Chief Executive Officer and President
   Kenneth Klein..................................  $ 5,810,723      81,554
     President of North American Operations
   Sharlene Abrams................................  $ 2,916,548      40,934
     Vice President of Finance and Administration,
      Chief Financial Officer and Secretary
   Moshe Egert....................................  $ 2,916,405      40,932
     President of European Operations
   All current executive officers as a group (4
    persons)......................................  $23,139,150     324,760
   All current directors who are not executive
    officers as a group...........................           --          --
   All other employees as a group.................  $10,460,508   2,253,128

--------
(1) The dollar value and number of units set forth for the 1999 Option Plan are based upon each participant's participation in the Amended and Restated 1989 Stock Option Plan. The 1999 Option Plan only became effective in August 1999 upon termination of the Amended and Restated 1989 Stock Option Plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of November 1, 1999 (except as noted in the footnotes) certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                              Shares of Common
                                                             Stock Beneficially
                                                                  Owned(1)
                                                            --------------------
                                                                      Percentage
                Name of Beneficial Owner(2)                  Number   Ownership
                ---------------------------                 --------- ----------
Pilgrim Baxter & Associates, Ltd. (3)...................... 3,516,272    9.16%
 825 Duportail Road
 Wayne, PA 19087
Scudder Kemper Investments, Inc. (3)....................... 2,082,800    5.42%
 c/o Scudder, Stevens & Clark, Inc.
 Two International Place
 Boston, MA 02110
Nicholas Applegate Capital Mgmt.(3)........................ 1,977,100    5.15%
 600 West Broadway, Suite 2900
 San Diego, CA 92101
Amnon Landan(4)(5)......................................... 1,090,558    2.79%
Kenneth Klein(4)(6)........................................   502,076    1.29%
Igal Kohavi................................................        --       *
Yair Shamir(7).............................................    20,000       *
Giora Yaron................................................        --       *
Sharlene Abrams(4)(8)......................................   182,184       *
Moshe Egert(4)(9)..........................................   188,432       *
All directors and officers as a group
 (7 persons)(4)(5)(6)(7)(8)(9)............................. 1,983,250    4.97%

--------
*  Less than 1%.
(1) Percentage ownership is based on 38,393,585 shares of Common Stock outstanding as of November 1, 1999.
(2) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
(3) Number of shares beneficially owned or of record is determined solely from information reported on a Schedule 13G as of December 31, 1998.
(4) Includes shares subject to outstanding options that are currently exercisable or exercisable within 60 days of November 1, 1999. Because all options granted by the Company pursuant to the Amended and Restated 1989 Stock Option Plan and the 1999 Option Plan (the "Option Plans") are immediately exercisable whether or not vested, all options granted pursuant to such Option Plans, held by parties named in the table have been treated as currently exercisable. However, the Company has a right to repurchase, upon the optionee's termination of employment, any shares acquired by the optionee through the exercise of any unvested options. This repurchase right lapses over time.
(5) Includes 762,000 shares subject to stock options held by Mr. Landan that are exercisable within 60 days of November 1, 1999.
(6) Includes 424,208 shares subject to stock options held by Mr. Klein that are exercisable within 60 days of November 1, 1999.
(7) Includes 10,000 shares registered in the name of Goldfarb & Levy and held on behalf of Mr. Shamir. Includes options held by Mr. Shamir exercisable within 60 days of November 1, 1999 for 10,000 shares of Common Stock pursuant to the Company's 1994 Directors' Stock Option Plan.
(8) Includes 101,549 shares subject to stock options held by Ms. Abrams that are exercisable within 60 days of November 1, 1999.
(9) Includes 187,500 shares subject to stock options held by Mr. Egert that are exercisable within 60 days of November 1, 1999.

                                 OTHER MATTERS

   The Company knows of no other matters to be brought before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

/s/ Sharlene Abrams
                                          Sharlene Abrams
                                          Secretary

Dated: November 15, 1999

                                  APPENDIX A
                    Description of the Amended and Restated
                            1999 Stock Option Plan

Generally: The Amended and Restated 1999 Stock Option Plan (the "1999 Option Plan") was approved by the Board of Directors in June 1998 and by the stockholders in August 1998. The 1999 Option Plan became effective on August 31, 1999 upon expiration of the Amended and Restated 1989 Stock Option Plan and terminates on August 31, 2009. The total number of shares originally reserved for issuance under the 1999 Option Plan was 450,000 shares. In March 1999, the Board of Directors approved a further increase of 1,850,000 of shares issuable under the 1999 Option Plan, which was approved by the stockholders in May 1999 and increased the total shares reserved for issuance under the 1999 Option Plan since its inception to 2,300,000 shares. In November 1999, the Board of Directors approved an automatic increase in the number of shares reserved in the pool of shares reserved for issuance under the 1999 Option Plan by 4% of the shares of Common Stock and equivalents outstanding as of January 1 of each year starting in 2000 and ending in 2003.

Options granted under the 1999 Option Plan may be either "incentive stock options" (ISOs), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory options (NSOs).

The 1999 Option Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 ("ERISA").

Purpose of the 1999 Option Plan: The purposes of the 1999 Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company and its worldwide affiliates and to promote the success of the Company's business.

Administration of the 1999 Option Plan: The 1999 Option Plan may be administered by the Board of Directors of the Company or by one or more Committees appointed by the Board (the "Administrator"). The Administrator has full power to select the individuals to whom Options will be granted from among the officers and employee directors or other employees eligible for grants, to make any combination of grants to any participant and to determine the specific terms of each grant, subject to the provisions of the 1999 Option Plan; provided, however, that no outstanding option granted under the 1999 Option Plan may be repriced without the prior approval of the stockholders of such repricing. The interpretation of any provision of the 1999 Option Plan by the Administrator shall be final and conclusive. Members of the Board or its Committee receive no compensation for their services as Administrator of the 1999 Option Plan.

Eligibility: The 1999 Option Plan provides that Options may be granted to employees (including employees and directors of the Company and its majority-owned subsidiaries). Consultants and outside directors are excluded from participation in the 1999 Option Plan.

Stock Options: The 1999 Option Plan permits the granting of stock options that are intended to qualify as either ISOs or NSOs. In the case of all Options, the option exercise price for each share shall not be less than 100% of fair market value of a share of common stock on the date of grant of such option. The fair market value of the Common Stock shall be the closing price as of such date as reported by the Nasdaq National Market or other stock exchange.

The term of each option will be fixed by the Administrator but may not exceed ten years from the date of grant. The Administrator will determine the time or times that each option may be exercised. No Employee may be granted an Option for more than 200,000 Shares in any fiscal year.

The exercise price of Options granted under the 1999 Option Plan must be paid in full by cash, check, Shares of the Company (which, in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company and which have a fair market value on the exercise date equal to the aggregate exercise price of the

Shares as to which said Option shall be exercised) or promissory note. The Administrator may authorize as payment the retention of Shares having a fair market value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised or it may authorize delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payment by any combination of the foregoing methods, as well as tax withholding with stock. For any ISO, the form of payment permitted will be stated on the notice of grant of the Option.

In the event of termination of employment for any reason, including retirement, an Option may thereafter be exercised (to the extent it was exercisable), for a period of ninety days, subject to the stated term of the Option. If an Optionee's employment is terminated by reason of the Optionee's death or disability, the Option will in general be exercisable for six months following death, subject to the stated term of the Option.

To qualify as ISOs, Options must meet additional federal income tax requirements. Under current law these requirements include limits on the value of ISOs that may become first exercisable annually with respect to any Optionee, and a shorter exercise period and a higher minimum exercise price in the case of certain large stockholders.

Adjustments for Stock Dividends, Mergers etc.: The Administrator is authorized to make appropriate adjustments in connection with outstanding Options to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Administrator in its discretion may provide for substitution or adjustments in, or may accelerate or adjust such Options.

Amendment and Termination: The Board may amend, alter, suspend or discontinue the 1999 Option Plan at any time, but such amendment, alteration, suspension or discontinuation shall not impair any Options then outstanding.

MERCURY INTERACTIVE CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Mercury Interactive Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated November 15, 1999, and hereby appoints Amnon Landan and Sharlene Abrams, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at a Special Meeting of Stockholders of Mercury Interactive Corporation to be held on December 16, 1999, at 10:00 a.m. local time, at the Company's corporate offices at 1325 Borregas Avenue, Sunnyvale, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

        THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 AND AS SAID PROXIES DEEM ADVISABLE ON
                         ---
SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                    (Continued and to be signed on reverse side)


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

1. To ratify and approve the amendment of the Amended and Restated 1999 Stock Option Plan to automatically increase each year the aggregate number of shares reserved for issuance under the Company's Amended and Restated 1999 Stock Option Plan by 4% of the Common Stock and equivalents outstanding as of January 1 of each year starting in 2000 and ending in 2003.

             FOR                     AGAINST                 ABSTAIN
             [_]                       [_]                     [_]

        To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Signature(s):_______________________________   Date: _____________________

Note: (This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons in a fiduciary capacity should so indicate if shares are held by joint tenants or as community property, both should sign).



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